Exhibit 99.1

nerdy

Q4 | 2025 Earnings Release

New Learner Experience

Varsity Tutors
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Q4 | 2025 Earnings Release 862200305164 New Learner Experience Varsity Tutors Back to SAT Prep My Subjects SAT Study Plan Your SAT Study Plan

A Note to

Our Shareholders

Dear Shareholders,

In the fourth quarter, we delivered on the three goals we set entering 2025: return the business to growth, accelerate our transformation into an AI-native platform, and achieve positive non-GAAP adjusted EBITDA.

Revenue was $49.1 million, above the top end of guidance and up 2% year-over-year. This was the first quarter since Q1 2024 in which both our Consumer and Institutional businesses grew simultaneously. Non-GAAP adjusted EBITDA was positive $1.3 million, beating our guidance range of negative $2.0 million to breakeven and improving by $6.8 million compared to Q4 2024.

We completed the rollout of our new Learner and Expert experiences in the fourth quarter with an AI-native codebase. We enter 2026 with a stronger, more flexible foundation, improved unit economics, and significantly higher product development velocity.

Zooming out, we get a lot of questions about how AI is changing how we think about our business and our market. The demand signals we are seeing and the conversations we are having with customers indicate the market for high-quality, personalized 1:1 tutoring remains large and enduring, representing a significant opportunity for us to better serve and reach these learners.

Roughly 50 million students progress through K-12 and higher education in the U.S. each year. Families seek premium private tutoring for meaningful, long-term goals, whether it’s a first grader learning to read with a specialist, a high school junior aiming for an elite college, or a college student fighting to stay on the path to medical school. These are deeply personal journeys where sustained human connection, accountability, and expertise matter most.

The U.S. academic tutoring market is estimated at approximately $20 billion, yet we currently serve fewer than 40,000 Active Members. Given our strong monetization, success does not require capturing the entire market. Meaningful penetration of the premium segment for high-quality, personalized tutoring already represents a substantial and durable opportunity. Most of the people I talk to, including almost all of the investors and research analysts we meet with, rely on dedicated tutors for exactly these reasons for their own children. Ask any parent if they prefer that their child learn from a human tutor or AI, and they will all provide the same answer: a human tutor.

We’re taking the best of both worlds and amplifying what would otherwise be possible. This is precisely why we invested so heavily in 2025 to rebuild our platform from the ground up with an entirely new AI-native codebase. AI now makes the expert tutors on our platform dramatically more effective by automating and personalizing the creation of perfect content and lessons for tutoring sessions, generating real-time insights, improving progress visibility for parents, and preserving the irreplaceable human relationships that drive outcomes. The result is a Live+AI™ model that lets us serve a meaningfully larger portion of this enduring premium market at consistently higher quality.

Q4 Earnings Release 2025	2

Returning to Growth

Returning to sustainable growth required us to get back to fundamentals in our Consumer business. Specifically, that meant shifting toward higher-frequency Learning Memberships built around a consistent weekly tutoring habit as well as meaningfully strengthening the core value of our platform through product innovation. The results have validated this strategy.

•	Monthly recurring Learning Membership revenue returned to year-over-year growth by the end of Q1.

•	In Q2, Consumer Learning Membership revenue grew 4% year-over-year for the first time since Q2 2024, with Average Revenue per Member per Month (“ARPM”) reaching $348, a 24% increase.

•	Q3 consolidated revenue growth improved 1,000 basis points sequentially.

•	Q4 delivered our most complete quarter yet: $49.1 million, up 2% year-over-year, with both Consumer and Institutional growing simultaneously.

Active Members ended the year at 33.2 thousand. Throughout the year, we intentionally moved to higher-frequency, higher-priced memberships to drive better ARPM and long-term retention. As a result, each quarter throughout 2025, our year-over-year revenue growth rate improved sequentially, positioning us for continued momentum as we enter 2026.

AI-Native Re-Platforming and New Product Releases

In 2025, our most important work was strengthening the Live+AI platform. Peer-reviewed research shows that while pure AI tools can improve some content-delivery metrics, they fall short on the dimensions that matter most to students, parents, and teachers: emotional connection, accountability, sustained motivation, and deep understanding. Our model pairs expert human tutors with AI. This combination delivers outcomes neither could achieve alone.

As a simple example of how AI is improving the product from a customer’s perspective, last year we rolled out personalized lesson plans in advance of tutoring sessions, building in real-time tools to better help tutors during live sessions, and then delivering a comprehensive outcomes-oriented summary of the session afterwards. Parents absolutely love being able to see what their kids learned, something we call “moments of learning” that we surface after sessions. These received more than 95% positive feedback from parents and students, drove higher session utilization, and improved retention. Over the course of 2025, we expanded them to include multi-session context, quantitative engagement metrics, and cohort-level analytics for school districts.

During the fourth quarter, we completed the rollout of our entirely new Learner and Expert user experiences. In January 2026, we surveyed active customers(1) who experienced both versions: 85% rated the new platform better or the same, delivering an 82% customer satisfaction score. Customers highlight improved intuitiveness, clearer progress visibility, and easier discovery of learning options. The new AI-native architecture now lets us innovate at a pace that was not previously possible, delivering more value to customers faster than ever before.

Becoming Profitable

We delivered on our commitment to positive non-GAAP adjusted EBITDA in Q4. This milestone was driven by revenue growth, gross margin expansion, durable cost reductions, and operational efficiencies gained through automation.

Fourth quarter non-GAAP adjusted EBITDA was positive $1.3 million dollars, and non-GAAP adjusted EBITDA margin expanded more than 1,400 basis points year-over-year, demonstrating the structural improvement in our cost base. The shift to higher-frequency memberships and new-customer price increases (implemented in Q1 2025) drove meaningful ARPM growth and better retention in newer cohorts, yielding us more durable recurring revenue. Non-GAAP adjusted gross margin (excluding the one-time abandonment charge) reached 66.8% in Q4, the third consecutive quarter of sequential improvement.

Last year, we went about better aligning the earnings potential experts have on our platform with the retention of customers. Early-year investments in tutor incentives pressured first-half margins but delivered the expected behavioral lifts: faster time-to-first-session, more sessions in the first 30 days, lower replacement rates, and higher retention. We also drove efficiency across every P&L line. Full-year headcount declined 22% through automation in tutor matching, substitution, customer service, and scheduling, reducing costs while improving the Learner experience. These changes, together with the new platform, position us to compound productivity and operating leverage as we grow.

1. Survey of 277 Active Consumer Learning Membership customers who have been on the platform since October 2025 or earlier (who have experienced pre- and post- new user experience rollout).

Q4 Earnings Release 2025	3

Looking Ahead to 2026

The foundational work of 2025, replatforming, cost discipline, and AI-native capabilities, is now beginning to pull through to stronger financial performance. We have three clear priorities as we return to full-year growth and profitability:

•

Live+AI™: Enhancing Personalized Learning – Our new architecture gives us the ability to innovate far faster than before. We will continue to apply advanced AI in practical ways that enhance the core Live+AI experience our customers already value. With over 10 million hours of live 1:1 tutoring on the platform to date, we are able to deliver personalized learning experiences that get progressively better over time. Further, with the recent addition of many new ways for students to learn and get academic assistance outside of tutoring on our platform, we expect to deepen engagement with each learner and further improve our ability to better personalize the product to their specific needs.

•

Growing Active Members (the Growth Flywheel) – As a result of the tremendous progress we made this past year to launch an AI-native platform, we are focused on expanding our active member base. We will accelerate top-of-funnel growth through new marketing channels that drive awareness and virality, coupled with the launch of an improved mobile experience. The new platform is more modern and intuitive, improves the discoverability of new subjects and products, and makes it easier to get tremendous value out of a student’s learning membership, which we expect to lead to improved customer retention and higher growth rates.

•

Compounding Gross-Margin and Structural Cost Improvements – The heavy lifting of the past 12 months is now pulling through to the financials. We are targeting breakeven non-GAAP adjusted EBITDA for the full year 2026, an improvement of more than 1,000 basis points for the full year versus 2025. We expect gross margin to expand each quarter as tutor-incentive programs are further optimized and as Consumer revenue continues to shift toward higher-frequency memberships. Combined with a lower overall cost structure that is leaner and more efficient, we believe these changes will deliver increasing operating leverage as revenue grows. We also will use AI to streamline our operations and further reduce costs.

Our 2026 guidance does not yet reflect the full benefit of the new platform rollout, which is still early in adoption. We look forward to updating the market as we gather more data throughout the year.

By combining human expertise and AI through Live+AI™, we are making high-quality personalized tutoring accessible to a large and enduring market, and we intend to pursue that opportunity with the same focus and discipline that delivered our 2025 results.

CHUCK COHN

Founder, Chairman & CEO

Q4 Earnings Release 2025	4

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NRDY Q4 Earnings Release 2025 5

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Fourth Quarter Financial Highlights

Revenue Returns to Year-Over-Year Growth, Beating Top End of Guidance Range – In the fourth quarter, Nerdy delivered its third consecutive quarter of sequential improvement in year-over-year growth rates, culminating in a return to positive revenue growth for the first time since the second quarter of 2024. Revenue of $49.1 million, was above our guidance range of $45 to $47 million, and represented an increase of 2% year-over-year from $48.0 million during the same period in 2024. Revenue increased when compared to the prior year period due to both higher Consumer and Institutional revenue. Within Consumer revenue, Learning Membership revenue in the fourth quarter of 2025 increased 6% year-over-year, which was partially offset by a specific state-funded program ($2.0 million for the three months ended December 31, 2024) that did not recur in 2025. The current year period was positively impacted by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases for new Consumer customers enacted during the first quarter of 2025, coupled with higher retention in newer cohorts due primarily to improvements in the user experience and investments in Expert pay and incentives.

Consumer Learning Memberships – Fourth quarter Learning Membership revenue increased 6% year-over-year. Revenue recognized in the fourth quarter from Learning Memberships was $41.6 million and represented 85% of total Company revenue. As of December 31, 2025, there were 33.2 thousand Active Members, and ARPM was $364, which represented a 21% increase year-over-year. During the fourth quarter, we completed the roll out of our new Learner and Expert user experiences that we believe will drive retention improvements and further accelerate growth.

Institutional Strategy – Institutional delivered revenue of $7.2 million, an increase of 6% year-over-year that represented 14% of total Company revenue during the fourth quarter. Varsity Tutors for Schools executed 56 contracts, yielding quarterly bookings of $4.1 million, a decrease of 11% year-over-year. In our Institutional business, revenues and bookings continue to be impacted by federal and state funding delays and the related impact to high-dosage tutoring contracting and program start dates.

Gross Margin Continues to Expand – Gross margin (excluding a charge for the abandonment of capitalized internal-use software) was 66.8% for the three months ended December 31, 2025, compared to a gross margin of 66.6% during the comparable period in 2024. For the third consecutive quarter, gross margin improved sequentially quarter-over-quarter as gross margin (excluding a charge for the abandonment of capitalized internal-use software) for the three months ended December 31, 2025 increased approximately 380 basis points when compared to the third quarter of 2025. The continued expansion in gross margin was primarily a result of a mix shift to higher frequency Learning Memberships coupled with price increases for new Consumer customers enacted during the first quarter of 2025. These impacts were partially offset by investments in Expert pay and incentives. During the fourth quarter, tutor incentives continued to deliver faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention – all of which should continue to strengthen our business over the long-term. We expect gross margin improvement to continue into 2026 as the mix of our Consumer revenue continues to shift into higher frequency and higher priced Learning Memberships, and as we are able to better optimize tutoring incentives.

Q4 Earnings Release 2025	6

Nerdy Delivers Positive Adjusted EBITDA, Beating Top End of Guidance Range – Net loss was $14.0 million in the fourth quarter versus a net loss of $15.8 million during the same period in 2024. Excluding non-cash stock compensation expenses and a charge for the abandonment of capitalized internal-use software, which were treated as an adjustment for non-GAAP measures, non-GAAP adjusted net loss was $0.4 million for the fourth quarter of 2025 compared to a non-GAAP adjusted net loss of $7.0 million in the fourth quarter of 2024. We reported non-GAAP adjusted EBITDA of positive $1.3 million for the fourth quarter of 2025, beating our guidance of negative $2.0 million to breakeven. This compares to a non-GAAP adjusted EBITDA loss of $5.5 million in the same period one year ago. Non-GAAP adjusted EBITDA outperformance relative to guidance and the prior year fourth quarter period was driven by revenue and gross margin outperformance, coupled with efficiency improvements across every single P&L line item in the fourth quarter as non-GAAP adjusted EBITDA margin improved over 1,400 basis points year-over-year, clearly demonstrating the significant overall improvement in the Company’s cost structure.

Liquidity and Capital Resources – As of December 31, 2025, the Company’s principal sources of liquidity were cash and cash equivalents of $47.9 million. With our cash on hand and the funding available under our term loan, we believe we have ample liquidity to fund the business and pursue growth initiatives.

See pages 15 and 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q4 Earnings Release 2025	7

First Quarter and Full Year 2026 Outlook

For the first quarter and full year, we expect Consumer revenues will be positively impacted by improvements to the new Consumer user experience, and by targeted investments in tutor pay rates that drive further retention improvements. Institutional revenue reflects the flow-through of 2025 bookings into the first half of 2026, coupled with what we expect to be a more stable federal and state level funding environment in the second half of the year.

For the first quarter and full year, non-GAAP adjusted EBITDA improvements year-over-year primarily reflect gross margin expansion from tutor incentive optimization, sales and marketing efficiency improvements, the benefits from AI-enabled productivity and operating leverage improvements, and diligent G&A cost control.

We expect to end the year with $40-45 million of cash, inclusive of the current $20 million funded under the new term loan. We believe we have ample liquidity to fund the business and pursue growth initiatives.

Revenue Guidance

•	For the first quarter of 2026, we expect revenue in the range of $46-$48 million.

•	For the full year of 2026, we expect revenue in the range of $180-$190 million.

Adjusted EBITDA Guidance

•	For the first quarter of 2026, we expect non-GAAP adjusted EBITDA to be approximately breakeven.

•	For the full year of 2026, we expect non-GAAP adjusted EBITDA to be approximately breakeven.

These targets represent a non-GAAP adjusted EBITDA margin improvement of over 1,000 basis points for the full year when compared to 2025, extending the strong operating discipline we delivered in the fourth quarter while continuing to make targeted investments in growth and the Learner experience.

Q4 Earnings Release 2025	8

Financial Discussion

Revenue

Revenue for the three months ended December 31, 2025 was $49.1 million, an increase of 2% from $48.0 million during the same period in 2024. Revenue for the year ended December 31, 2025 was $179.0 million, a decrease of 6% from $190.2 million during the same period in 2024.

Revenue for the three months ended December 31, 2025 increased when compared to the prior year period due to higher Consumer and Institutional revenue, representing the first time since the first quarter of 2024 that both businesses delivered year-over-year revenue growth. Within Consumer revenue, Learning Membership revenue in the fourth quarter of 2025 increased 6% year-over-year, which was partially offset by a specific state-funded program ($2.0 million for the three months ended December 31, 2024) that did not recur in 2025. Within Institutional, the pull through of higher bookings in the second and third quarter of 2025, positively impacted revenue in the fourth quarter of 2025.

Revenue for the year ended December 31, 2025 decreased when compared to the prior year period primarily due to lower Institutional revenue and a specific state-funded program ($7.4 million for the year ended December 31, 2024) within Consumer revenue that did not recur in 2025. Within Consumer Revenue, Learning Membership revenue for the year ended December 31, 2025 increased 2% year-over-year.

Both current year periods were positively impacted by higher ARPM in our Consumer business as a result of a mix shift to higher frequency Learning Memberships and price increases for new Consumer customers enacted during the first quarter of 2025, coupled with higher retention in newer cohorts primarily due to improvements in the user experience and investments in Expert pay and incentives.

Gross Profit and Gross Margin

Gross profit for the three months ended December 31, 2025 on a GAAP basis was $25.0 million, a decrease of $6.9 million or 22% compared to the same period in 2024. Gross profit for the year ended December 31, 2025 on a GAAP basis was $103.8 million, a decrease of $24.6 million or 19% compared to the same period in 2024. Gross margin on a GAAP basis was 51.0% and 58.0% for the three months and year ended December 31, 2025, respectively.

Gross profit and gross margin in both current year periods were impacted by a $7.8 million charge for the abandonment of capitalized internal-use software related to our replacement of certain components of our platform with entirely new AI-native codebases that will allow for not only the immediate improvement of the experiences we can offer to Learners, but also allow for more efficient product innovation in the future. Excluding the abandonment charge, gross profit for the three months ended December 31, 2025 was $32.8 million, an increase of $0.9 million or 3% compared to the same period in 2024. Excluding the abandonment charge, gross profit for the year ended December 31, 2025 was $111.6 million, a decrease of $16.8 million or 13% compared to the same period in 2024. Excluding the abandonment charge, gross margin was 66.8% and 66.6% for the three months ended December 31, 2025 and 2024, respectively. Excluding the abandonment charge, gross margin was 62.3% and 67.5% for the year ended December 31, 2025 and 2024, respectively.

For the third consecutive quarter, gross margin improved sequentially quarter-over-quarter as gross margin (excluding the impact of the abandonment charge) for the three months ended December 31, 2025 increased approximately 380 basis points when compared to the third quarter of 2025. This expansion was primarily a result of a mix shift to higher frequency Learning Memberships coupled with price increases for new Consumer customers enacted during the first quarter of 2025 and better optimization of tutoring incentives.

Excluding the abandonment charge, the decrease in gross margin for the year ended December 31, 2025 was primarily driven by investments in Expert pay and incentives. Following the adoption of the new incentives, we continue to see faster time to the first session, more sessions in the first 30 days, lower tutor replacement rates, and higher retention.

Q4 Earnings Release 2025	9

We expect gross margin improvement to continue into 2026 as the mix of our Consumer revenue continues to shift into higher frequency and higher priced Learning Memberships, and as we are able to better optimize tutoring incentives.

Sales and Marketing

Sales and marketing expenses for the three months ended December 31, 2025 on a GAAP basis were $14.2 million, a decrease of $4.2 million from $18.4 million in the same period in 2024. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended December 31, 2025 were $13.9 million, a decrease of $3.9 million compared to $17.8 million in the same period in 2024. Sales and marketing expenses for the year ended December 31, 2025 on a GAAP basis were $60.1 million, a decrease of $11.5 million from $71.6 million in the same period in 2024. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the year ended December 31, 2025 were $58.6 million, a decrease of $10.7 million compared to $69.3 million in the same period in 2024.

These decreases in sales and marketing expenses were driven by Consumer marketing efficiency gains coupled with the moderation of our investment in the Institutional business given school district funding uncertainties in 2025.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, seasonality, and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses include compensation for certain employees, support services, product and development expenses intended to support innovation, and other operating expenses. Product and development costs were $9.6 million and $10.4 million during the three months ended December 31, 2025 and 2024, respectively. Product and development costs were $41.3 million and $43.9 million during the year ended December 31, 2025 and 2024, respectively. Product and development costs include compensation for employees on our product and engineering teams who are responsible for developing new and improving existing offerings, maintaining our website, improving efficiencies across our organization, and third-party expenses.

General and administrative expenses for the three months ended December 31, 2025 on a GAAP basis were $24.7 million, a decrease of $5.2 million from $29.9 million in the same period in 2024. Excluding non-cash stock compensation expenses, general and administrative expenses for the three months ended December 31, 2025 were $19.2 million, a decrease of $2.4 million compared to $21.6 million in the same period in 2024. General and administrative expenses for the year ended December 31, 2025 on a GAAP basis were $105.5 million, a decrease of $21.4 million from $126.9 million in the same period in 2024. Excluding non-cash stock compensation expenses and restructuring costs, general and administrative expenses for the year ended December 31, 2025 were $78.6 million, a decrease of $9.5 million compared to $88.1 million in the same period in 2024.

AI-enabled productivity improvements, coupled with new software-driven processes and system implementations, headcount reductions, and other cost reduction efforts, have enabled us to generate operating efficiencies and remove significant costs from the business. Recent advances in our application of AI across our entire tech stack provide us with the opportunity to move faster and drive further levels of productivity and operating leverage, while improving both the Learner experience and operational consistency as we scale our business.

Q4 Earnings Release 2025	10

Net Loss, Non-GAAP Adjusted Net Loss, and Non-GAAP Adjusted EBITDA (Loss)

Net loss on a GAAP basis was $14.0 million for the three months ended December 31, 2025 versus a net loss of $15.7 million in the same period in 2024. Excluding non-cash stock compensation expenses and a charge for the abandonment of capitalized internal-use software, non-GAAP adjusted net loss was $0.4 million for the three months ended December 31, 2025, compared to a non-GAAP adjusted net loss of $7.0 million in the same period in 2024. Net loss on a GAAP basis was $60.9 million for the year ended December 31, 2025 versus a net loss of $67.1 million in the same period in 2024. Excluding non-cash stock compensation expenses, restructuring costs, and a charge for the abandonment of capitalized internal-use software, non-GAAP adjusted net loss was $24.7 million for the year ended December 31, 2025, compared to a non-GAAP adjusted net loss of $26.1 million in the same period in 2024.

Non-GAAP adjusted EBITDA was positive $1.3 million for the three months ended December 31, 2025, beating our guidance of negative $2.0 million to breakeven, and compared to a non-GAAP adjusted EBITDA loss of $5.5 million in the same period in 2024. Non-GAAP adjusted EBITDA loss was $18.0 million for the year ended December 31, 2025, compared to a non-GAAP adjusted EBITDA loss of $21.5 million in the same period in 2024.

Non-GAAP adjusted EBITDA outperformance relative to guidance and the prior year fourth quarter period was driven by revenue and gross margin outperformance, coupled with efficiency improvements and strong cost control across every single P&L line item in the fourth quarter as non-GAAP adjusted EBITDA margin improved over 1,400 basis points year-over-year clearly demonstrating the significant overall improvement in the Company’s cost structure.

Compared to last year, lower revenues and gross margin (due to investments in tutor incentive programs) were more than offset by marketing efficiency gains coupled with the moderation of our investment in the Institutional business, headcount restructuring that yielded a 22% reduction in headcount year-over-year as of December 31, 2025, and strong G&A cost control, resulting in non-GAAP adjusted EBITDA improving slightly for the full year.

See pages 15 and 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of December 31, 2025, the Company’s principal sources of liquidity were cash and cash equivalents of $47.9 million. With our cash on hand and the funding available under our term loan, we believe we have ample liquidity to fund the business and pursue growth initiatives.

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Thursday, February 26, 2026 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 541162.

A live webcast of the call will also be available on Nerdy’s investor relations website at https://www.nerdy.com/ investors.

A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until March 5, 2026 by dialing 1-866-813-9403 from the U.S. or 1-929-458-6194 from all other locations, and entering the Access Code: 697628.

Contact

Investor Relations

investors@nerdy.com

CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$49,111	$47,990	$178,988	$190,231
Cost of revenue	24,080	16,051	75,208	61,837

Gross Profit	25,031	31,939	103,780	128,394
Sales and marketing expenses	14,217	18,379	60,123	71,623
General and administrative expenses	24,723	29,862	105,521	126,879

Operating Loss	(13,909)	(16,302)	(61,864)	(70,108)
Interest expense (income), net	111	(571)	(1,073)	(3,104)
Other (income) expense, net	(2)	15	(2)	23

Loss before Income Taxes	(14,018)	(15,746)	(60,789)	(67,027)
Income tax expense	22	25	159	115

Net Loss	(14,040)	(15,771)	(60,948)	(67,142)
Net loss attributable to noncontrolling interests	(4,800)	(5,625)	(21,028)	(24,557)

Net Loss Attributable to Class A Common Stockholders	$(9,240)	$(10,146)	$(39,920)	$(42,585)

Loss per share of Class A Common Stock:
Basic and Diluted	$(0.08)	$(0.09)	$(0.33)	$(0.38)
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	123,047	115,981	120,830	111,695

REVENUE (Unaudited)

(in thousands)

	Three Months Ended December 31,				Change
	2025	%	2024	%	$	%
Consumer	$41,733	85%	$40,993	85%	$740	2%
Institutional	7,231	14%	6,826	14%	405	6%
Other	147	1%	171	1%	(24)	(14)%

Revenue	$49,111	100%	$47,990	100%	$1,121	2%

	Year Ended December 31,				Change
	2025	%	2024	%	$	%
Consumer	$150,736	84%	$154,230	81%	$(3,494)	(2)%
Institutional	27,607	15%	35,277	18%	(7,670)	(22)%
Other	645	1%	724	1%	(79)	(11)%

Revenue	$178,988	100%	$190,231	100%	$(11,243)	(6)%

Q4 Earnings Release 2025	12

CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	December 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$47,895	$52,541
Accounts receivable, net	5,639	7,335
Other current assets	4,640	4,838

Total Current Assets	58,174	64,714
Fixed assets, net	8,683	17,148
Goodwill	5,717	5,717
Intangible assets, net	1,893	2,430
Other assets	1,699	2,498

Total Assets	$76,166	$92,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,376	$2,555
Deferred revenue	14,481	15,263
Other current liabilities	7,768	10,509

Total Current Liabilities	25,625	28,327
Long-term debt	19,327	—
Other liabilities	2,281	3,067

Total Liabilities	47,233	31,394
Stockholders’ Equity
Class A common stock	12	12
Class B common stock	6	6
Additional paid-in capital	616,741	597,308
Accumulated deficit	(597,786)	(557,866)
Accumulated other comprehensive income	36	19

Total Stockholders’ Equity Excluding Noncontrolling Interests	19,009	39,479
Noncontrolling interests	9,924	21,634

Total Stockholders’ Equity	28,933	61,113

Total Liabilities and Stockholders’ Equity	$76,166	$92,507

Q4 Earnings Release 2025	13

CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Year ended December 31,
	2025	2024
Cash Flows From Operating Activities
Net Loss	$(60,948)	$(67,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation expense	27,807	41,089
Depreciation & amortization	7,004	6,956
Amortization of intangibles	625	614
Amortization of deferred financing fees	78	—
Abandonment of capitalized internal-use software	7,757	—
Other	69	—
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	1,696	8,063
Decrease (increase) in other current assets	66	(78)
Decrease in other assets	799	1,889
Increase (decrease) in accounts payable	543	(170)
Decrease in deferred revenue	(1,235)	(5,217)
Decrease in other current liabilities	(1,993)	(959)
Decrease in other liabilities	(1,114)	(648)

Net Cash Used In Operating Activities	(18,846)	(15,603)

Cash Flows From Investing Activities
Capital expenditures	(5,370)	(6,863)

Net Cash Used In Investing Activities	(5,370)	(6,863)

Cash Flows From Financing Activities
Proceeds from term loan	20,000	—
Payments of deferred financing fees	(501)	—

Net Cash Provided By Financing Activities	19,499	—

Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	(61)	(1)

Net Decrease in Cash, Cash Equivalents, and Restricted cash	(4,778)	(22,467)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Year	52,673	75,140

Cash, Cash Equivalents, and Restricted Cash, End of Year	$47,895	$52,673

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$934	$1,580
Purchase of fixed assets included in accounts payable	35	2
Cash paid for income taxes	148	117
Cash paid for interest	167	—

Q4 Earnings Release 2025	14

RECONCILIATION OF GAAP TO

NON-GAAP COST OF REVENUE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cost of revenue	24,080	16,051	75,208	61,837
Less:
Abandonment of capitalized internal-use software	7,757	—	7,757	—

Non-GAAP cost of revenue	$16,323	$16,051	$67,451	$61,837

RECONCILIATION OF GAAP TO

NON-GAAP GROSS PROFIT (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Gross Profit	25,031	31,939	103,780	128,394
Add:
Abandonment of capitalized internal-use software	7,757	—	7,757	—

Non-GAAP gross profit	$32,788	$31,939	$111,537	$128,394

RECONCILIATION OF GAAP TO

NON-GAAP GROSS MARGIN (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Gross margin	51.0%	66.6%	58.0%	67.5%
Add:
Abandonment of capitalized internal-use software	15.8%	—%	4.3%	—%

Non-GAAP gross margin	66.8%	66.6%	62.3%	67.5%

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Sales and marketing expenses	$14,217	$18,379	$60,123	$71,623
Less:
Non-cash stock-based compensation expense	311	616	1,321	2,345
Restructuring costs	—	—	193	—

Non-GAAP sales and marketing expenses	$13,906	$17,763	$58,609	$69,278

Q4 Earnings Release 2025	15

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
General and administrative expenses	$24,723	$29,862	$105,521	$126,879
Less:
Non-cash stock-based compensation expense	5,523	8,235	26,486	38,744
Restructuring costs	—	—	455	—

Non-GAAP general and administrative expenses	$19,200	$21,627	$78,580	$88,135

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net Loss	$(14,040)	$(15,771)	$(60,948)	$(67,142)
Add:
Interest expense (income), net	111	(571)	(1,073)	(3,104)
Income tax expense	22	25	159	115
Depreciation and amortization	1,621	1,973	7,629	7,570
Non-cash stock-based compensation expense	5,834	8,851	27,807	41,089
Restructuring costs	—	—	648	—
Abandonment of capitalized internal-use software	7,757	—	7,757	—

Non-GAAP Adjusted EBITDA (LOSS)	$1,305	$(5,493)	$(18,021)	$(21,472)

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET LOSS (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net Loss	$(14,040)	$(15,771)	$(60,948)	$(67,142)
Add:
Non-cash stock-based compensation expense	5,834	8,851	27,807	41,089
Restructuring costs	—	—	648	—
Abandonment of capitalized internal-use software	7,757	—	7,757	—

Non-GAAP Adjusted Net Loss	$(449)	$(6,920)	$(24,736)	$(26,053)

Q4 Earnings Release 2025	16

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

December 31, 2025
Class A Common Stock	123,561
Combined Interests that can be converted into shares of Class A Common Stock	64,395

Total outstanding share count	187,956

Q4 Earnings Release 2025	17

We monitor the following key operating metrics, among others, to evaluate the performance of our business.

Active Members is defined as the number of Learners with a paid active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude our Institutional business. Our Active Member count as of December 31, 2025 was lower when compared to December 31, 2024 primarily due to operational challenges that we are actively addressing through the appointment of a new Chief Operating Officer in 2025 to drive enhanced operational execution and systematic process improvements. We also rolled out new Learner and Expert platform user experiences in the fourth quarter that we believe will re-accelerate growth.

ARPM is defined as the average Consumer Learning Membership subscription revenue per member per month as of the date presented. Variations in ARPM are primarily due to changes in the mix of Learning Memberships sold and pricing changes. We believe ARPM is a key indicator of the value we provide to our customers. ARPM excludes our Institutional business. ARPM as of December 31, 2025 was higher when compared to December 31, 2024 due to the mix shift to higher frequency Learning Memberships coupled with price increases for new Consumer customers enacted during the first quarter of 2025. The impact of these changes was further bolstered by higher retention in newer cohorts due primarily to improvements in the user experience and new Expert incentives.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period. Active Experts include our Institutional business. Our Active Expert count during the three months and year ended December 31, 2025 decreased when compared to the prior year periods. These decreases were primarily due to lower Consumer Active Experts as a result of our Expert incentives, which has promoted utilization of the highest quality Experts by encouraging them to work with more Learners and develop deeper relationships that allow for increased revenue-generating opportunities, coupled with lower utilization of tutoring sessions in our Institutional business as a result of lower bookings. We believe our Active Expert count at December 31, 2025 is sufficient to meet our near-term growth objectives.

KEY FINANCIAL AND OPERATING METRICS

Active Members in thousands	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Active Members	33.2	34.3	30.6	40.5	37.5	39.7
YoY change	(11)%	(14)%	(14)%	(12)%	(8)%	1%

ARPM in ones	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
ARPM	$364	$374	$348	$335	$302	$302
YoY change	21%	24%	24%	14%	(2)%	(13)%

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Active Experts in thousands	2025	2024	%	2025	2024	%
Active Experts	9.1	10.7	(15)%	15.8	20.2	(22)%

Q4 Earnings Release 2025	18

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted net earnings (loss), and non-GAAP adjusted EBITDA (loss).

Non-GAAP cost of revenue, gross profit, and gross margin exclude charges for the abandonment of capitalized internal-use software. Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses and restructuring costs. Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses and restructuring costs.

Non-GAAP adjusted net earnings (loss) is defined as net income or net loss, as applicable, excluding non-cash stock-based compensation expenses, restructuring costs, and charges for the abandonment of capitalized internal-use software.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, restructuring costs, and charges for the abandonment of capitalized internal-use software.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, product development, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period as calculated using the treasury stock and “if-converted” methods, as applicable.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the tables above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Annualized run-rate is defined as the number of Active Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Bookings represent contracted amounts during the period for Varsity Tutors for Schools.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Q4 Earnings Release 2025	19

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net earnings (loss), revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on stock-based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage; the growth of our Institutional business; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2026 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our level of indebtedness, which could adversely affect our financial condition; our operating activities may be restricted as a result of covenants related to our term loan and failure to comply with these covenants could have a material adverse effect on us; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 26, 2026, as well as other filings that we may make from time to time with the SEC.

Q4 Earnings Release 2025	20